Exhibit 8.1

600 Travis, Suite 4200

Houston, Texas 77002

713.220.4200 Phone

713.220.4285 Fax

andrewskurth.com

February 15, 2012

Enterprise Products Partners L.P.

Enterprise Products Operating LLC

1100 Louisiana, 10th Floor

Houston, TX 77002

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Products Partners L.P. (the “Partnership”), a Delaware limited partnership, and Enterprise Products Operating LLC, a Texas limited liability company (the “Operating LLC”), in connection with the offering and sale (the “Offering”) of $750,000,000 aggregate principal amount of Operating LLC’s 4.85% Senior Notes due 2042 (the “Debt Securities”), pursuant to the registration statement on Form S-3 dated November 29, 2010 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement dated February 15, 2012 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Certain U.S. Federal Income Tax Consequences” (the “Discussion”) in the Prospectus Supplement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to certain United States federal income tax consequences for purchasers of the Debt Securities pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Enterprise Products Partners L.P.

Enterprise Products Operating LLC

February 15, 2012

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership, the incorporation by reference of this opinion in the Registration Statement and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Act, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP